Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Vir Biotechnology, Inc.

4640 SW Macadam Avenue, Suite 130A

Portland, OR 97239

September 12, 2016

To the stockholders of

TomegaVax, Inc. (“TomegaVax”)

listed on Schedule A hereto (the “Stockholders”)

Re: Side Letter Agreement

Ladies and Gentlemen:

This letter agreement (the “Agreement”) is to confirm that in connection with the closing of the acquisition of TomegaVax by Vir Biotechnology, Inc. (the “Company”) pursuant to that certain Merger Agreement, dated as of the date hereof, by and among the Company, Vir Merger Sub 1, Inc., Vir Merger Sub 2, Inc., TomegaVax , the Stockholders and Klaus Früh as the Stockholders Representative thereunder (the “Merger Agreement”), and on or about the date hereof and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the Company hereby makes the following covenants to each Stockholder:

1. Trigger Date for Win State Payment. Subject to the terms and conditions of this Agreement (including without limitation Section 3 below), if the Company, any successor to the Company, or any Affiliate of the Company holding the TomegaVax technology (collectively, an “Applicable Company Party”) shall achieve any Win State Payment Milestone during the Win State Payment Period, then the Company (a) shall notify the Stockholders within twenty (20) business days of the achievement of such Win State Payment Milestone, and (b) shall be obligated to pay the applicable Win State Payment to the Stockholders in accordance with the terms of this Agreement.

2. Payment of Win State Payment. Any Win State Payment due hereunder shall be payable on the Win State Payment Date with respect to such Win State Payment, in cash or cash equivalents or, in the sole discretion of the Board of Directors of the Company (or any successor thereto) (the “Board”), in shares of common stock of the Company (or such successor) issued at the fair market value of such shares on the Win State Payment Date; provided, that each Stockholder shall receive the same mix of cash, cash equivalents and shares of common stock unless such Stockholder shall have agreed in writing with the Company (or any successor thereto) to receive a different mix of consideration. Any payments due to the Stockholders hereunder shall be made on a pro rata basis to each Stockholder based on the percentages set forth on Schedule A hereto.

3. Limitations. A Win State Payment shall only become due and payable if the Company is still pursuing the TomegaVax technology at the time such Win State Payment is due, as determined in good faith by the Board in its sole discretion.

4. Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any entity, another entity that either directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such entity.

(b) “Control” means with regard to any entity, the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the shares (or other ownership interest, if not a corporation) of such entity through voting rights or through the exercise of rights pursuant to agreement, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

(c) “Initial Public Offering” shall mean the closing of the first firm commitment underwritten public offering of the common stock of the Applicable Company Party registered under the Securities Act of 1933, as amended, pursuant to which such shares of common stock become publicly traded on the Nasdaq or New York Stock Exchange.

(d) “Share Price” means (i) with respect to any Trading Price Trigger Date, the average of the VWAP of a share of common stock of the Applicable Company Party for each trading day during the consecutive ninety (90) day period immediately preceding (but not including) such Trading Price Trigger Date, and (ii) with respect to any Company Sale Trigger Date, the price per share of Series A-1 Preferred Stock, and/or any securities received upon conversion thereof or in exchange therefor, implied by the Company Sale which occurs on such date.

(e) “Series A-1 Preferred Stock” means the Company’s shares of Series A-1 Preferred Stock, par value $0.0001 per share, and any securities received upon conversion thereof or in exchange therefor. After (i) a Merger or Equity Purchase in which some or all of the consideration is cash or (ii) an Asset Sale, each share of Series A-1 Preferred Stock shall be deemed to reflect a proportionate share of the ongoing value of the business of the Company acquired in the Merger or Asset Sale.

(f) “Trigger Date” is any one of the following dates that occur during the Win State Payment Period: (i) any date after the Applicable Company Party completes an Initial Public Offering (the “Trading Price Trigger Date”); (ii) the date on which the Applicable Company Party sells, leases, transfers or exclusively licenses all or substantially all of its assets or all of the assets related to the TomegaVax technology (an “Asset Sale”); (iii) the date on which the Applicable Company Party merges or consolidates with or into another entity (other than a merger in which the pre-merger stockholders of the Company own a majority of the shares of the surviving entity) (a “Merger”); and (iv) the date on which the holders of equity of the Applicable Company Party sell or transfer greater than eighty percent (80%) of the then outstanding equity of such Applicable Company Party (a “Stock Sale” and together with a Merger and an Asset Sale, a “Company Sale,” and each of the Trigger Dates triggered thereby, a “Company Sale Trigger Date”).

(g) “VWAP” means, with respect to any particular trading day, the daily volume-weighted average trading price per share of the common stock of the Applicable Company Party for such day on the principal trading market for such common stock, as reported by Bloomberg US L.P. (or successor thereto) using its “Volume at Price” functions (based on a trading day from 9:30 a.m. (New York City time) to 4:00:01 p.m. (New York City time)).

(h) “Win State Payment” means the positive difference, if any between (A) the amount set forth on Schedule B hereto opposite the Win State Payment Milestone with the greatest value achieved as of the Trigger Date, less (B) the sum of (x) all payments previously made to Company

Stockholders on Win State Payment Dates pursuant to this Agreement and (y) any commissions or other payments that are payable pursuant to agreements entered into by or on behalf of TomegaVax prior to the date hereof. For the avoidance of doubt, in no event shall the aggregate Win State Payment payable pursuant to this Agreement exceed $30,000,000.

(i) “Win State Payment Date” means (i) with respect to any Win State Payment arising as a result of the Trading Price Trigger Date, the later of (x) ninety (90) business days following such Trading Price Trigger Date, and (y) the first anniversary of the Initial Public Offering (plus, in the case of each of clauses (x) and (y), a 90-day grace period at the Company’s option if the Company is contemplating capital market transactions during the grace period such as a secondary offering), and (ii) with respect to any Win State Payment arising as a result of a Company Sale Trigger Date, the earlier of (x) the date on which any proceeds from the Company Sale are paid or distributed to any stockholder, and (y) the date that is ninety (90) days after the Company Sale Trigger Date; provided, that in the case of each of clauses (i) and (ii) above, in the event that at the time the relevant Trigger Date occurs the Applicable Company Party is actively considering (provided such consideration results in substantive discussions within ten (10) business days), or is actively involved in substantive discussions for, a financing or a Company Sale, then the Win State Payment Date shall be the later of (x) the date determined pursuant to clause (i) above, (y) the 30th day after the date the discussions with respect to such financing or Company Sale are terminated, and (z) the closing date of such financing or Company Sale.

(j) “Win State Payment Milestone” means the Share Price value and other conditions, if any, set forth in any row under the heading “Win State Payment Milestones” on Schedule B hereto.

(k) “Win State Payment Period” means the period of time that commences on the date hereof, and ends on the eighth (8th) anniversary of the date hereof.

5. Miscellaneous.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws which would result in the application of the laws of any other jurisdiction.

(b) By acceptance of the terms of this Agreement, each Stockholder (i) hereby irrevocably and unconditionally submits to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Chancery Court of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c) BY ACCEPTANCE OF THIS AGREEMENT, EACH STOCKHOLDER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT

CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH STOCKHOLDER AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH STOCKHOLDER HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH STOCKHOLDER HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH STOCKHOLDER KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(d) All references to numbers of shares and per share prices in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the capital stock of the Company occurring after the date of this Agreement.

(e) Each Stockholder is an intended third party beneficiary of this Agreement and shall have the right to enforce this Agreement against the Company as if such Stockholder was an executory party hereto. This Agreement may not be assigned by any Stockholder without the prior written consent of the Company; provided, that the Company shall not unreasonably withhold its consent to a transfer, either during a Stockholder’s lifetime or on death by will or intestacy, to such Stockholder’s spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or such Stockholder’s spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such family members.

(f) The Company may assign this Agreement in connection with any Company Sale or any sale, transfer or exclusive license of all or substantially all of the TomegaVax technology.

(g) This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived only with the written consent of the Stockholders’ Representative (as such term is defined in the Merger Agreement) and the Company. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.

(h) The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) All notices under this Agreement shall be provided in accordance with Section 11.2 of the Merger Agreement, which is incorporated by reference herein mutatis, mutandis.

(j) This Agreement may be executed by facsimile or similar transmission.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first written above.

VIR BIOTECHNOLOGY, INC.

By:	/s. Robert T. Nelsen
Name: Robert T. Nelsen
Title: President

[Signature Page to Side Letter]

Schedule A

Stockholders

[***]

Schedule B

Win State Payments

Win State Payment Milestone	Win State Payment to Stockholders
Achievement of a Share Price of $10.00 per share.*	$10,000,000

Achievement of (a) Share Price of $10.00 per share* and (b) the receipt of clinical trial results demonstrating the clinical efficacy in [***] of the Company’s technology pursuant to patents controlled by the Company, as determined by the Board in its sole discretion.	$20,000,000

Achievement of a Share Price of $20.00 per share.*	$30,000,000

*	Subject to appropriate adjustments in the case of any stock dividend, stock split, or other similar recapitalization.